SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUITY RESIDENTIAL

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NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are cordially invited to attend Equity Residential’s 2009 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 11, 2009, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2009, will be asked to:

(1)	elect all trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2009;

(3)	vote on a shareholder proposal relating to a change in the voting standard for trustee elections; and

(4)	consider any other business properly brought before the meeting.

For a second year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders on the Internet. This e-proxy process allows us to provide our shareholders with the information they need, while lowering the delivery costs and reducing the environmental impact of our Annual Meeting.

Your vote is very important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Thank you for your continued support of Equity Residential.

Sincerely,

Yasmina Duwe
Senior Vice President, Associate General Counsel and Secretary

Two North Riverside Plaza

Chicago, Illinois 60606

April 16, 2009

EQUITY RESIDENTIAL

Two North Riverside Plaza

Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement contains information related to the Annual Meeting of Shareholders of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, June 11, 2009, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals:

•	Proposal 1 – the election of all trustees to a one-year term;

•	Proposal 2 – the ratification of the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its independent auditor for the fiscal year ending December 31, 2009; and

•	Proposal 3 – the shareholder proposal relating to a change in the voting standard for trustee elections.

You have received these proxy materials because our Board of Trustees (the “Board”) is soliciting your proxy to vote your common shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”).

The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $9,500 plus expenses for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies. We also expect that some of our employees may solicit our common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the SEC’s notice and access rules adopted in 2007, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 16, 2009, we began mailing to all shareholders of record at the close of business on March 31, 2009, a Notice of Internet Availability of Proxy Materials (the “Notice”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies are included in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who Is Entitled to Vote?

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2009 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 273,843,970 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

Shareholders may vote in person at the Annual Meeting or by proxy. Shareholders have a choice of voting over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials, you can also vote by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote over the Internet or by telephone, you do NOT need to return your proxy card. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	Proposal 1: FOR the election of each of the nominees for trustee;
•	Proposal 2: FOR the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2009; and
•	Proposal 3: AGAINST the shareholder proposal relating to a change in the voting standard for trustee elections.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Can I Manage the Number of Annual Reports I Receive?

The SEC’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

CONTACTING THE BOARD OR LEAD TRUSTEE

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 17, 2009 and no later than the close of business on December 17, 2009. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Shareholder Nominees” below.

2008 ANNUAL REPORT

Additional copies of our 2009 Proxy Statement, 2008 Annual Report and Form 10-K for the year ended December 31, 2008, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqrworld.com).

GOVERNANCE OF THE COMPANY

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of ten members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

Charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under Investor Information – Corporate Governance. In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon written request to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqrworld.com).

Corporate Governance

The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.

Lead Trustee. Charles L. Atwood was appointed Lead Trustee in March 2009, replacing Sheli Z. Rosenberg who served in this role since December 2002. In his capacity as Lead Trustee, Mr. Atwood, who is an independent trustee, will coordinate with the other independent trustees, consult with the CEO on Board agendas, chair the executive sessions of the non-management trustees and perform such other functions as the Board may direct.

Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees meet in regularly scheduled executive sessions without management. The non-management trustees held four executive sessions in 2008.

Assessment of Board Performance and Board Processes. The trustees and Corporate Governance Committee annually assess the performance of the full Board, individual Board members, Board committees and Board processes based on input from all of the trustees.

Code of Ethics and Business Conduct. The Company has a Code of Ethics and Business Conduct that applies to all trustees, the Company’s chief executive officer, chief financial officer and chief accounting officer and all other officers and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interests and reviewing any proposed related party transactions. For further discussion of related party transactions, see “Certain Relationships and Related Transactions.”

Succession Planning. In the event the Chairman of the Board or the CEO are unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Committee to initiate the process for the selection of a permanent replacement for either or both positions, as necessary.

Trustee Resignation Policy. The Board’s Guidelines on Governance provide for resignation policies for any trustee nominee who receives a greater number of votes “withheld” from, than votes “for,” his or her election (a “majority withheld vote”). Although trustees will continue to be elected by a plurality vote standard, the resignation policies require that in any uncontested election, any trustee nominee who receives a majority withheld vote must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly disclose its decision and rationale in a Form 8-K furnished to the SEC.

Share Ownership Guidelines. In keeping with its belief that aligning the financial interests of senior officers and trustees of the Company with those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers and trustees of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares equal to the following respective multiple of their annual base salary: Chief Executive Officer – 5x; Executive Vice Presidents – 3x; and Senior Vice Presidents – 1x. All trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, that many officers and trustees will have much larger ownership stakes in the Company and view this as desirable.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2008, other than inadvertent late reports reflecting: (i) the sale of 6,061 shares by the spouse of Sheli Z. Rosenberg, a Trustee of the Company, and (ii) the exercise and sale of 5,000 options and the sale of 8,172 shares by David S. Santee, the Executive Vice President – Operations of the Company.

Meetings and Committees of the Board of Trustees

Meetings. During 2008, the Board held nine meetings, with an average attendance of 89%. No trustee has attended fewer than 75% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Five trustees attended the 2008 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Company also has an Executive Committee and a Pricing Committee.

Audit Committee. The current members of the Audit Committee are John E. Neal (Chair), Charles L. Atwood and B. Joseph White. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the

Board has determined that Mr. Neal and Mr. Atwood each qualify as an “audit committee financial expert” as defined by SEC rules. During 2008, the Audit Committee was comprised of Mr. Atwood (Chair), Mr. Neal, Mr. White and Stephen O. Evans. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2008, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held thirteen meetings in 2008, with an average attendance of 96%.

Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Boone A. Knox and Sheli Z. Rosenberg. Desiree Rogers also served on the Compensation Committee until she resigned from the Board in January 2009. The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held six meetings in 2008, with 100% attendance

Corporate Governance Committee. The current members of the Corporate Governance Committee are B. Joseph White (Chair), John W. Alexander, Charles L. Atwood and Sheli Z. Rosenberg. During 2008, the Corporate Governance Committee was comprised of Stephen O. Evans (Chair), Mr. Alexander, Ms. Rogers, Ms. Rosenberg and Mr. White. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee held one meeting in 2008, with 100% attendance.

Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Boone A. Knox and John E. Neal. During 2008, the Executive Committee was comprised of Mr. Zell (Chair), Mr. Neithercut, Mr. Knox and Stephen O. Evans. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held one meeting in 2008, with 100% attendance.

Pricing Committee. The current members of the Pricing Committee are Samuel Zell and David J. Neithercut. The Pricing Committee has the authority within certain parameters to approve the offering, issuance, redemption and repurchase of the Company’s and the Operating Partnership’s securities. The Pricing Committee held six meetings in 2008, with 100% attendance.

Trustee Nomination Procedures

Trustee Qualifications. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. The Guidelines on Governance include a policy that trustees retire at the age of 72, to which the Board may make exceptions for trustees who continue to be qualified to serve on the Board. In connection with the nomination for election of trustees in Proposal 1, the Board approved an exception to the retirement age policy for Mr. Knox in view of his many years of outstanding service on the Board and its committees.

Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. The Corporate Governance Committee considers candidates for the Board from current Board members, shareholders, professional search firms or other persons.

Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2010, the Secretary must receive the notice after the close of business on November 17, 2009, and prior to the close of business on December 17, 2009. The notice must set forth as to each individual the shareholder proposes to nominate (i) the name, age, business address and residence address of the individual, (ii) the class, series and number of any shares of beneficial interest of the Company owned of record or beneficially by the individual, (iii) the date such shares were acquired and the investment intent of the acquisition and any short interest in the shares, including information related to hedging activities and investment strategies, (iv) all other information relating to the individual required to be disclosed as if it were a solicitation of proxies for a contested election of trustees or otherwise required by law and regulations, and (v) the individual’s written consent to be named in the proxy statement as a nominee and to serving as a trustee if elected. Moreover, the shareholder giving such notice must also include the class, series and number of all shares of the Company owned both of record and beneficially by such shareholder, distinguishing each, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that Section. A copy of such Section of the Bylaws may be obtained at no cost by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary.

Biographical Information

Set forth below are biographies of each of our executive officers as of April 1, 2009.

Executive Officers

David J. Neithercut, 53, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1 below.

Alan W. George, 51, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of the National Multifamily Housing Council and is also a member of the Urban Land Institute and the National Association of Home Builders.

Mark J. Parrell, 42, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and was First Vice President – Capital Markets of the Company from February 2003 to July 2005.

John Powers, 61, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David S. Santee, 50, has been Executive Vice President – Operations of the Company since January 2007. Mr. Santee served as the Company’s Executive Vice President – Eastern Division from November 1996 to December 2006.

Bruce C. Strohm, 54, has been Executive Vice President and General Counsel of the Company since March 1995 and was Secretary of the Company from November 1995 to December 2006.

Mark N. Tennison, 48, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003.

Frederick C. Tuomi, 54, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

Trustees

Biographies of the Trustees are set forth below in Proposal 1.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, its Vice Chairman, Mr. Spector, the Company’s former Chief Operating Officer and Executive Vice President who retired in December 2007, and its Chief Executive Officer and President, Mr. Neithercut.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of our trustees and former trustees as of April 1, 2009.

Former Trustee

Desiree G. Rogers, 49, was a Trustee of the Company from October 2003 to January 2009, at which time she resigned from the Board as a result of her appointment as Special Assistant to the President and as White House Social Secretary by President Barack Obama. Ms. Rogers was President of Social Networking for Allstate Financial, a business unit of The Allstate Corporation from June 2008 until November 2008. She was President of Peoples Gas and North Shore Gas, regulated utility subsidiaries of Integrys Corporation, from July 2004 until June 2008.

Incumbent Trustee Not Nominated for Re-Election

Stephen O. Evans, 63, is retiring from the Company’s Board after serving as a Trustee since the merger of Evans Withycombe Residential, Inc., of which he served as Chairman and Chief Executive Officer, into the Company in December 1997. Mr. Evans is President of Evans Realty Associates, a real estate investment company, and serves as a director of Biltmore Bank of Arizona.

Incumbent Trustees Nominated for Re-Election

John W. Alexander, 62, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company.

Charles L. Atwood, 60, has been a Trustee of the Company since July 2003 and Lead Trustee since March 2009. Mr. Atwood served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc., a private gaming and hospitality company, until retiring from Harrah’s in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, and had served as its Chief Financial Officer from 2001 to 2006. Mr. Atwood received his M.B.A. in finance from Tulane University and is a member of the American Institute of Certified Public Accountants.

Boone A. Knox, 72, has been a Trustee of the Company since the merger of Merry Land & Investment Company, Inc., of which he served as Chairman, into the Company in October 1998. Mr. Knox is the Managing Partner of Knox, Ltd. and the Managing Trustee of the Knox Foundation. Mr. Knox is a director of Cousins Properties, Incorporated.

John E. Neal, 59, has been a Trustee of the Company since July 2006. Mr. Neal is a partner of Linden LLC, a private equity firm, and serves as a trustee of the Calamos Mutual Funds. Mr. Neal led Bank One’s real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase. Prior to Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank.

David J. Neithercut, 53, has been a Trustee and Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005 and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Mr. Neithercut serves on the Board of Governors and Executive Committee of NAREIT, as well as the Executive Committee of the National Multifamily Housing Council. Mr. Neithercut is also a member of the Urban Land Institute.

Sheli Z. Rosenberg, 67, has been a Trustee of the Company since March 1993 and served as Lead Trustee from December 2002 until February 2009. Ms. Rosenberg is the co-founder and former President of Northwestern University’s Center for Executive Women at the Kellogg School of Management. Ms. Rosenberg is a director of Equity LifeStyle Properties, Inc. (“ELS”), Ventas, Inc., CVS/Caremark Corporation and Nanosphere, Inc.

Gerald A. Spector, 62, has been a Trustee of the Board since March 1993 and Vice Chairman of the Board since January 2008. Mr. Spector currently serves as Executive Vice President and Chief Administration Officer of Tribune Company, a privately-held diversified media company, with publishing, broadcast and interactive operations (“Tribune”). The Tribune filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code on December 8, 2008. Mr. Spector was Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007.

B. Joseph White, 61, has been a Trustee of the Company since May 1993. Mr. White has been President of the University of Illinois since February 2005. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and served as Interim President of the University of Michigan in 2002. Mr. White is a director of Kelly Services, Inc.

Samuel Zell, 67, has been Chairman of the Board of the Company since March 1993. Mr. Zell is the Chairman of the Board and President of Equity Group Investments, L.L.C. and Chairman of the Board and CEO of Tribune. As noted above, the Tribune filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code on December 8, 2008. Mr. Zell is also Chairman of the Board of ELS, Capital Trust, Inc., Anixter International Inc. and Covanta Holding Corporation.

Vote Required

A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the nine nominees who receive the most votes will be elected. Abstentions will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board. Although trustees are elected by a plurality of the votes cast, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will be required under the terms of our Guidelines on Governance to tender his or her resignation for the consideration of the Board. See “Corporate Governance” above.

Board Recommendations

The Board recommends that you vote “FOR” each of the nine nominees for a one-year term.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2009. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2008 and 2007 were as follows:

Type of Fees:	2008	2007	% Change
Audit fees (1)	$1,491,400	$1,482,100	0.6%
Audit-related fees (2)	22,500	320,750	(93.0%)

Subtotal:	1,513,900	1,802,850	(16.0%)
Tax compliance/preparation fees (3)	369,550	546,550	(32.4%)
Tax consulting fees (4)	217,476	130,574	66.6%

Subtotal:	587,026	677,124	(13.3%)
All other fees	-	-	-

Total Fees:	$2,100,926	$2,479,974	(15.3%)

(1)	Audit fees are primarily incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for consents related to SEC registration statements and comfort letters related to public offerings of registered securities. Audit fees include $510,000 in both 2008 and 2007 related to the Company’s and the Operating Partnership’s Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services primarily include services associated with asset acquisitions requiring SEC 3-14 audits, legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are primarily incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and taxable REIT subsidiaries.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2008 and 2007 and has selected Ernst & Young as independent auditor for 2009, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2009. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2009 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. Abstentions will have no effect on the outcome of the vote. If Proposal 2 does not pass, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2009 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2009.

PROPOSAL 3

SHAREHOLDER PROPOSAL RELATING TO A CHANGE IN THE

VOTING STANDARD FOR TRUSTEE ELECTIONS

In accordance with the rules of the SEC, we have set forth below a shareholder proposal submitted on behalf of the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001 (the “shareholder proponent”), beneficial owner of 4,414 of the Company’s common shares, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting by or on behalf of the shareholder proponent. As explained below, the Board recommends that you vote “AGAINST” the shareholder proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Equity Residential (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (charter or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the vote cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL

After careful consideration, your Board and its Corporate Governance Committee, consisting entirely of independent trustees, believe that the above-described shareholder proposal to change the voting standard for our trustees is not in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.

Opposing Statement: Currently, our trustees are elected by a plurality standard in accordance with Maryland law and our Bylaws, meaning the nominees who receive the most affirmative votes are elected. Although the shareholder proponent states that under the plurality standard, a nominee can be elected with as little as a single affirmative vote, as a practical matter, the Company’s trustees have consistently received broad shareholder support, on average well over ninety percent of the votes cast. In other words, the proposal would have had no effect whatsoever on the outcome of any Board election to date. In no instance has plurality voting prevented our shareholders from either electing the trustees they wanted to elect or otherwise expressing their dissatisfaction with any particular trustee or the Board as a whole.

The Board is cognizant of recent developments with respect to majority voting in the election of directors generally and believes that adherence to sound corporate governance policies and practices is important to ensure the Company is governed and managed to high standards of responsibility, ethics and integrity. The Company also believes that shareholders should have a meaningful role in the trustee election process. In response to these developments, the Board adopted a policy in 2007 (the “Trustee Resignation Policy”) that gives real meaning to a majority “withheld” vote, while avoiding the unintended consequences inherent in majority voting under current Maryland law.

The Trustee Resignation Policy provides that in an uncontested election, any Trustee nominee who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly disclose its decision and rationale in a Form 8-K furnished to the SEC. The full Trustee Resignation Policy is set forth in the Company’s Guidelines on Governance, available in the Investor Information section of our website at www.equityresidential.com.

Not only does the Board believe that the Trustee Resignation Policy gives the shareholders a meaningful voice in the trustee election process, it also is concerned that the majority vote standard suggested by the proponent, while simple in concept, raises complications in practice that could result in unintended consequences.

First, the Board is concerned that the majority vote requirement sought by the proposal could result in undue influence of certain activist shareholders whose interests and agenda may differ from those of our shareholders generally and who may use their votes to forward their own particular agenda. In the current challenging times, the trustees may need to take actions that are in the best interests of the Company, but which may be unpopular with special interests or activists groups with short-term agendas, and which could lead to “withhold” vote campaigns against qualified trustees, as well as potential distractions to the Board’s oversight of the Company’s business and affairs. Such “withhold” campaigns could result in board vacancies jeopardizing the Company’s ability to comply with the trustee independence requirements of the SEC and the New York Stock Exchange, or a destabilization of the Board through the loss of seasoned individuals or those with the expertise necessary to satisfy other SEC requirements and NYSE listing standards (for example, our Chairman, CEO, or audit committee financial expert).

Second, plurality voting, which the shareholder proposal seeks to replace, was developed many years ago as a reform to eliminate the possibility of “failed elections,” where no nominee or slate of nominees was able to achieve a majority vote. Plurality voting is currently the default standard under Maryland law. Under a majority vote standard, in the event some but not all nominees receive a majority vote, Maryland law is not clear whether the nominees who did not receive the requisite vote would “hold over,” which could result in a “failed election” and the board vacancies discussed above.

Finally, the Board has demonstrated that it is committed to strong corporate governance and is accountable to the shareholders, as evidenced by its prior actions, including the declassification of the Board to provide for the annual election of trustees, eliminating a potential anti-takeover defense in its Declaration of Trust and, most recently, adopting guidelines that give shareholders a more meaningful role in electing trustees. Our shareholders have been highly successful in electing responsible, well regarded trustees who have protected the best interests of the Company’s shareholders.

The Board will continue to monitor the majority vote issue, but believes that, at this time, the Trustee Resignation Policy is the most appropriate way to address the primary concerns raised by the proposal, without the many drawbacks of majority voting. For all these reasons, the Board believes it would not be in the best interests of our shareholders to change the method by which trustees are elected at this time.

Vote Required

The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Shareholder approval of this proposal would not result in a change to our Bylaws because this is only a recommendation to the Board.

Board Recommendation

The Board recommends that you vote “AGAINST” the adoption of this shareholder proposal.

COMMON SHARE OWNERSHIP OF

TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 16, 2009, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 16, 2009, a total of 290,130,065 common share equivalents were outstanding (comprised of 273,824,243 common shares; 16,150,633 OP Units; and 155,189 LTIP Units). OP Units are exchangeable on a one-for-one basis into the Company’s common shares. LTIP Units are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax requirements, as discussed in “Compensation Discussion and Analysis” below.

	Common Shares/ OP and LTIP Units(1)		Options Exercisable in 60 Days		Percent of Common Shares(1)	Percent of Common Shares/ OP and LTIP Units(1)
Named Executive Officers
David J. Neithercut	436,063		861,643		*	*
Alan W. George	207,505		385,483		*	*
Frederick C. Tuomi	230,117		366,455		*	*
Bruce C. Strohm	261,808		256,343		*	*
Mark J. Parrell	28,063		18,502		*	*

Trustees
Samuel Zell	8,672,905	(2)	2,267,839		3.89%	3.74%
David J. Neithercut (see above)	--		--		--	--
John W. Alexander	93,184		58,543		*	*
Charles L. Atwood	24,887		26,211		*	*
Stephen O. Evans	397,177	(3)	10,609		*	*
Boone A. Knox	3,456,590		31,705		1.27%	1.20%
John E. Neal	16,555		10,056		*	*
Sheli Z. Rosenberg	328,084		61,705		*	*
Gerald A. Spector	484,755	(4)	1,158,739	(4)	*	*
B. Joseph White	53,919		41,705		*	*

Trustees and Executive Officers as a Group (17 persons)	14,828,582		5,676,688		7.20%	6.93%

*	Less than 1%.

(1)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial interest (except to the extent of any pecuniary interest therein): Mr. Neithercut (44,462 common shares), Mr. Evans (100,004 common shares; 231,274 OP Units), Mr. Knox (3,193,994 common shares), Ms. Rosenberg (66,023 common shares) and Mr. Spector (74,540 common shares).

(2)	Includes 29,094 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee and of which Mr. Zell disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Also includes 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell and of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Also includes 3,738 common shares beneficially owned by trusts for the benefit of Mr. Zell and his family, all of which Mr. Zell does not have voting or dispositive power over, but of which he may be deemed the beneficial owner. Also includes 136,747 common shares beneficially owned by a family foundation of which Mr. Zell is a director and in which Mr. Zell does not have a pecuniary interest therein. Also includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Of the common shares and OP Units shown, 6,428,795 were pledged as security for a loan.

(3)	Includes 30,000 common shares beneficially owned by a not-for-profit foundation of which Mr. Evans serves as chairman, and 231,274 OP Units.

(4)	Includes 25,015 common shares and 276,697 options beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner thereof. Of the common shares shown, 233,544 were pledged as security for a loan.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s 272,786,760 outstanding common shares as of December 31, 2008.

Name and Address of Owner	Common Shares	Percent of Common Shares
Morgan Stanley (1)
1585 Broadway	20,300,563	7.4%
New York, NY 10036

The Vanguard Group, Inc. (2)
100 Vanguard Blvd.	20,170,528	7.4%
Malvern, PA 19355

Barclays Global Investors, NA. (3)
400 Howard Street	18,731,319	6.9%
San Francisco, CA 94105

State Street Bank and Trust Company (4)
One Lincoln Street	15,146,439	5.6%
Boston, MA 02111

(1)	The Schedule 13-G filed by Morgan Stanley on February 17, 2009, states that as of December 31, 2008, it has sole power to vote 6,492,403 shares, shared power to vote 827 shares, and sole power to dispose of 11,775,521 shares. Its wholly-owned subsidiary, Morgan Stanley Investment Management Inc., an investment adviser, has sole power to vote 4,838,216 shares, shared power to vote 827 shares, and sole power to dispose of 8,525,042 shares.

(2)	The Schedule 13-G filed by The Vanguard Group, Inc. on February 13, 2009, states that as of December 31, 2008, it has sole power to vote 319,052 shares and has the sole power to dispose of 20,170,528 shares.

(3)	The Schedule 13-G filed by Barclays Global Investors, NA. (“BGI”) on February 5, 2009, states that as of December 31, 2008, BGI has sole power to vote 17,316,125 shares and has the sole power to dispose of 18,731,319 shares which are held by BGI in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	The Schedule 13-G filed by State Street Bank and Trust Company on February 13, 2009, states that as of December 31, 2008, it has sole power to vote 15,146,439 shares and has the shared power to dispose of 15,146,439 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareholders and motivates executives to remain at the Company for years.

Elements of Total Compensation

The Company takes a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both separately and in terms of the total amount paid to an executive. An executive’s direct compensation consists of three elements: a fixed annual salary; short-term incentives in the form of a discretionary annual cash bonus; and discretionary annual long-term incentive compensation, which consists of Share Awards and Option Awards (see definitions under “Long-Term Compensation Awards”) that vest over time. Other forms of compensation, including change in control/post-employment payments, if any, are discussed in the Compensation Tables.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies engaged in the real estate industry and with other businesses of comparable size and scope with whom we compete for executive talent. The Compensation Committee sets the compensation philosophy and reviews base salaries for the executive officers annually and makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization. None of the named executive officers received a salary increase for 2009.

Cash Bonus

The second element of direct compensation is an annual cash bonus which is meant to reward achievement of current-year objectives, as well as the long-term success of the Company and encourage the retention of key executives by providing competitive compensation and opportunities for superior pay for superior performance. The target cash bonus, as a percentage of annual salary, is 150% for Mr. Neithercut and 100% for the other named executives. The cash bonus an executive officer actually receives may be greater or less than the target.

Long-Term Incentive Compensation

The third element of direct compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of Share Awards and Option Awards. The Company believes that share ownership by our executive officers is the most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards. Vesting requirements also encourage the retention of the executive officers. The larger the executive’s total compensation, the larger the percentage long-term incentive compensation will represent of his or her total annual compensation. The target long-term compensation award as a percentage of cash compensation (annual salary plus target cash bonus) is 150% for Mr. Neithercut and 100% for the other named executives. The long-term incentive compensation award an executive officer actually receives may be greater or less than the target.

Assessment of Company and Individual Performance

A series of performance measures form the basis of annual performance assessments of the Company, Mr. Neithercut and each of the executive officers. At the beginning of each year, Mr. Neithercut and the other named executive officers develop corporate, business unit and individual goals for that year. Once approved by Mr. Neithercut, the goals are provided to the Compensation Committee for consideration, as well as a series of metrics to assess Company and executive performance towards the goals. Certain performance goals and objectives are meant to deliver current-year results, while others move the Company forward over a longer period. Some of these goals and objectives are quantitative, while others are assessed subjectively.

For 2008, the following categories of performance goals and relative weightings were approved:

Name	Weight of Each Component
	Corporate	Business Unit	Individual
Mr. Neithercut	50%	25%	25%
Mr. George	25%	65%	10%
Mr. Tuomi	25%	65%	10%
Mr. Strohm	25%	65%	10%
Mr. Parrell	25%	65%	10%

At regular meetings during the year, Mr. Neithercut updated the Compensation Committee on the progress of the corporate, business unit and individual goals. At the end of 2008, Mr. Neithercut presented the Compensation Committee with an assessment of the performance on corporate, business unit and department goals and objectives, with both objective metrics and subjective reviews.

Individual performance reviews of Mr. Neithercut’s direct reports are conducted by Mr. Neithercut in consultation with the Compensation Committee by assessing the shared corporate, relevant business unit and individual goals. Mr. Neithercut’s performance is determined by an assessment of the Compensation Committee, in consultation with independent members of the Board, of the achievement of the corporate, business unit and his individual goals. After making its own assessment of Company and executive performance against the 2008 goals, the Compensation Committee makes recommendations for the bonus and long-term compensation award for Mr. Neithercut and the other executives. The Compensation Committee approves the bonus and long-term compensation awards for the other executive officers, and then submits them to the Board for ratification by the independent trustees. The Compensation Committee also submits its recommendation regarding Mr. Neithercut’s bonus and long-term compensation award to the independent trustees of the Board for their approval.

A detailed description of the performance against the Company’s goals is included in “Evaluation of Company Performance in 2008” and performance against the individual goals is included in “Compensation for Our Chief Executive Officer in 2008” and “Compensation for Our Other Named Executives in 2008”.

Evaluation of Company Performance in 2008

The primary factors considered by the Compensation Committee and the Board in determining the 2008 compensation for the named executive officers were:

•

Total Shareholder Return. The Company achieved its relative Total Shareholder Return goal which was to place the Company’s Total Shareholder Return results at No. 1 or No. 2 among an agreed upon peer group that included five other large public multifamily REITs. The Company’s Total Shareholder Return (obtained from Bloomberg) for 2008 of -13.9% placed us at No. 1, or 5.4 percentage points above the No. 2 company. In addition, the Company placed No. 1 with its trailing 24-month return of -19.5% (7.8 percentage points above the No. 2 company) and with its trailing 36-month return of -4.5% (3.7 percentage points above the No. 2 company). The peer group consisted of

Apartment Investment & Management Company, AvalonBay Communities, Inc., BRE Properties, Inc., Camden Property Trust and UDR, Inc. These are the Company’s largest competitors with diversified apartment portfolios located in many of the Company’s core markets. While the Company outperformed on a relative basis, absolute Total Shareholder Return was negative in 2008, reflecting an unprecedented economic crisis and significant job losses for the year that pushed Total Shareholder Return for trailing 2-year and 3-year periods into negative territory as well.

•

Funds from Operations (“FFO”) and Dividend Growth. The Company provided original guidance for 2008 FFO of $2.45 – $2.60 per share, reflecting expected growth of 2.51% – 8.79%. Guidance was later revised to $2.48 – $2.53 per share. During 2008, the Company recorded an impairment charge of approximately $116.4 million to account for reductions in the value of certain of its land holdings. This charge negatively impacted FFO by $0.40 per share, reducing 2008 FFO to $2.18 per share. The Company’s pre-impairment FFO for the full year was $2.58 per share. In 2008, dividends totaled $1.93 per share, compared to $1.87 in 2007 and $1.79 in 2006.

•

Balance Sheet and Liquidity Management. The liquidity position achieved by the Company in the face of the credit crisis was its most significant accomplishment for 2008. The Company’s ongoing plan is to achieve its operating goals while maintaining a strong balance sheet and effectively managing liquidity. With the proceeds from three secured loans that closed in 2008, and by maintaining an aggressive disposition pace with a conservative acquisition and development strategy, the Company positioned itself to end the year with approximately $1.3 billion available on its revolving credit facility and approximately $1.02 billion of unrestricted cash and federally insured investment notes. This should allow the Company to fund its 2009 and 2010 debt maturities and construction obligations with no additional required capital market activities.

•

Capital Allocation. As noted above, the Company responded to rapidly changing market conditions by significantly reducing property acquisitions while continuing to dispose of assets. In 2008, the Company acquired seven properties with 2,141 apartment units for $380.7 million, and one uncompleted development property for $31.7 million, and sold 41 properties, consisting of 10,127 units, at an aggregate sale price of $896.7 million. The Company realized strong returns on these disposition assets, which generated an aggregate unlevered internal rate of return of 10.6%. The Company completed six developments with 1,558 units in core markets such as Southern California, Boston, Orlando and Seattle, generally on time and under budget. Capital costs for these projects approximated $422.2 million. In addition, 130 condominium units were sold for an aggregate sale price of $26.1 million, and one land parcel was sold for $3.3 million.

•

Same Store Results. The Company’s revenue goal was to deliver market leading same store growth in every submarket in which we operate. While the Company had a successful year-over-year increase in same store revenue of 3.2%, revenue growth in most submarkets significantly outperformed most multifamily operators for which data is available. An analysis of 65 head-to-head market comparisons with seven large competitors showed the Company’s results equaled or were better than competitors in 46 instances. The assessment was based on analysis of publicly available industry research and the Company’s market data by market and submarket. The same store expense goal was to deliver controllable expense growth within budget. Original guidance for same store expenses of 2.5 – 3.25% was reduced to 2.25% later in the year. The Company reported full-year actual results of only 2.2% expense growth over last year’s modest 2.1% growth. The Company increased net operating income by 3.8% for its 115,051 same store apartment units in 2008.

•

Leadership. Employee engagement and retention are the key metrics for assessing leadership performance. The Company increased its score to 82% on the 2008 employee engagement survey, compared to 79% in 2007. The Company’s employee retention reached an all-time high of 76.5% in 2008, an improvement of 7 percentage points over the previous year’s rate.

•

General and Administrative Costs (“G&A”). The Company recognizes its obligation to manage overhead, particularly in light of the significant reduction in apartment units under ownership/ management that has occurred in recent years. For 2008, we reported G&A costs totaling $44.98 million versus $46.78 million in 2007, a 3.9% decrease. Property management costs/overhead decreased in excess of $28 million from 2006 to 2008 as our number of units decreased by over 50,000 since the beginning of 2006.

Reduction of 2008 Compensation

Based on the Compensation Committee’s review of the metrics used to determine performance of the Company’s financial and other goals as well as the performance of each executive officer’s business unit and individual goals, each of the executives would have achieved a cash bonus and long-term incentive compensation award substantially in excess of the targeted amounts. Notwithstanding this strong performance, however, as a result of the dramatic downturn in the economy and the expectations that these weak economic conditions will continue into 2009, the Compensation Committee, in consultation with the Chief Executive Officer, reduced the projected cash bonus awards by an average of 19% and the projected long-term compensation awards by an average of 15% for the named executive officers.

Compensation for Our Chief Executive Officer in 2008

As Chief Executive Officer and President, Mr. Neithercut is accountable for corporate, business units and individual goals and was ultimately responsible for the results detailed in “Evaluation of Company Performance in 2008.” In light of the Company’s assessment of Mr. Neithercut’s performance during 2008 and the reduction in compensation referenced above, Mr. Neithercut received a cash bonus of $875,000 (93% of target) and a long-term compensation award of $2,299,997 (98% of target).

In order to provide our shareholders with a more complete picture of our CEO’s compensation, we are providing additional compensation information not required by the SEC. Below is a table showing Mr. Neithercut’s total compensation for services performed in the listed years. In contrast to the Summary Compensation Table which discloses the value of equity awards expensed for financial reporting purposes, this table shows the grant date value of such awards.

Year	Salary	Cash Bonus	Equity Awards	Total Compensation

2008 Compensation	$625,000	$875,000	$2,299,997	$3,810,764

2007 Compensation	625,000	500,000	2,044,997	3,187,175

2006 Compensation	600,000	900,000	2,274,999	3,791,380

Compensation for Our Other Named Executives in 2008

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George is responsible for contributing to the overall results of the Company, achievement of corporate goals, and performance on goals of the Investment Group, which is responsible for acquisitions and dispositions, the Condominium Division and, the areas of portfolio management and construction services. Specifically, Mr. George’s performance was assessed on the shared corporate financial and leadership goals, as well as same store revenue growth, management costs/overhead, new store performance and capital allocation. In his leadership role on the Company’s Investment Committee, Mr. George was directly involved in capital decisions to make the Company a net seller of property assets by reducing acquisition activity while continuing dispositions, and execution of those decisions. He led the Investment Group in acquisitions that totaled $412.4 million and dispositions totaling $896.7 million, achieving sales prices consistent with prior calculations of asset value. Mr. George was recognized for strong performance for his leadership on capital allocation and his contribution to same store revenue growth. In light of the Company’s assessment of Mr. George’s performance during 2008, Mr. George received a cash bonus of $435,200 (102% of target) and a long-term compensation award of $992,253 (128% of target).

Frederick C. Tuomi. As Executive Vice President and President – Property Management, Mr. Tuomi is responsible for contributing to the overall results of the Company, achievement of corporate goals, and performance on goals and objectives of Property Management, which comprises the Company’s entire portfolio of apartment assets. In 2008, he oversaw the operations of 548 properties with 147,244 apartment units located in 23 states, and more than 4,000 employees, among the largest portfolios in the multifamily sector. He also serves on the Company’s Investment Committee, which makes decisions about capital allocation. Specifically, Mr. Tuomi’s performance was assessed on the shared corporate financial and leadership goals, as well as same store results, management costs/overhead and new store performance. Mr. Tuomi was recognized for his leadership on same store revenue growth and same store expense control, as well as the achievement of business unit objectives that included developing a lease-up marketing and sales best practices capability; instituting customer loyalty metrics throughout the portfolio; and achieving a 91.7% express service measure. In light of the Company’s assessment of Mr. Tuomi’s performance during 2008, Mr. Tuomi received a cash bonus of $440,725 (104% of target) and a long-term compensation award of $978,407 (115% of target).

Bruce C. Strohm. As Executive Vice President and General Counsel, Mr. Strohm has responsibility for contributing to the overall results of the Company and achievement of corporate and legal department goals. Specifically, Mr. Strohm’s performance was assessed on the shared corporate financial and leadership goals, as well as performance of department goals that included: providing strong legal counsel regarding real estate, corporate and property management matters including over $1.3 billion of real estate transaction activity and $1.6 billion of financing activity, contributing to the Company’s major accomplishment of increasing its liquidity position; serving as a key and trusted advisor to the Board and the Audit, Compensation and Corporate Governance committees on various legal and governance matters; maintaining the Company’s strong corporate governance scores (top 10% of real estate companies); outstanding litigation results and reduction of litigation reserves due to successful resolution of several large, complex disputes; and active oversight of the Company’s commercial insurance program, resulting in a reduction in insurance premiums by over 30% from the prior year. In light of the Company’s assessment of Mr. Strohm’s performance during 2008, Mr. Strohm received a cash bonus of $302,400 (86% of target) and a long-term compensation award of $668,303 (95% of target).

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell is responsible for contributing to the overall results of the Company, as well as achievement of corporate goals, and performance of department goals and objectives in the areas of accounting, budgeting, investor relations, tax and treasury, as well as administrative responsibility for internal audit. Specifically, Mr. Parrell’s performance was assessed on the shared corporate financial and leadership goals, as well as department goals. Mr. Parrell was directly responsible for outstanding performance on the corporate balance sheet/liquidity management goal, leading the completion of three secured loans funded by Fannie Mae and Freddie Mac approximating $1.6 billion at attractive interest rates, dramatically improving the Company’s liquidity position. Successful achievement of his department goals resulted in improved internal audit work product, more accurate budgeting, reduced audit and internal control costs, and an improved cash management system. In light of the Company’s assessment of Mr. Parrell’s performance during 2008, Mr. Parrell received a cash bonus of $412,750 (127% of target) and a long-term compensation award of $665,226 (102% of target).

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an outside consultant, FPL Associates L.P. (“FPL”), to provide an annual competitive benchmarking analysis. This analysis utilizes data from a peer group of public real estate companies across a variety of asset classes (i.e., multifamily, office, industrial, hotel, and retail). The Compensation Committee and the Company used this information as context for decisions about compensation practices and about pay levels for individual executive officers.

In 2008, the peer group consisted of 19 public REITs and one public real estate operating company that were of the largest size (by total market capitalization) within the public real estate industry. Total market capitalization of this peer group ranged from approximately $2.8 billion to $43.8 billion, with a median of approximately $10.6 billion (as of June 30, 2008). The Company’s total capitalization at that time ranked it in the top 10 of this 20 entity peer group.

The peer group members included: AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brandywine Realty Trust, Brookfield Properties Corporation, Camden Property Trust, Developers Diversified Realty Corporation, Douglas Emmett, Inc., Duke Realty Corporation, Forest City Enterprises, Inc., General Growth Properties, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corporation, Liberty Property Trust, ProLogis, Simon Property Group, Inc., UDR, Inc., and Vornado Realty Trust.

FPL compared the individual components and total compensation of the Company’s top executives to the compensation of executives in comparable positions within the peer group. The tables provided to the Company’s Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the Company’s listed executive’s compensation as a percentage of the variance from the market median, average and 75th percentile. Finally, FPL examined the level of compensation provided to the Company’s top four executive officers over the past three years as it relates to “shareholder value,” as defined by FPL, created over such period for both the Company and its peer group. Based upon FPL’s analysis and the overall performance assessment process described above, the Compensation Committee believes the total compensation of the named executive officers is fair and reasonable.

Long-Term Compensation Awards

Option Awards. For 2008, all executive officers were issued 50% of long-term compensation as Option Awards. The Company believes that Option Awards are particularly well-suited to aligning executives’ interests with those of shareholders and for motivating future performance because Option Awards have no value unless the share price appreciates. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives.

Share Awards. The remaining 50% of long-term compensation is issued as Restricted Shares or, at the choice of the employee on a one for one alternative to Restricted Shares, LTIP Units. The number of Share Awards is determined by dividing the dollar value of the award by the grant price. Share Awards vest in full upon completion of three years of continuous employment from the grant date, encouraging the retention of key executives. Dividends are paid on Share Awards at the same rate as on unrestricted common shares/OP Units. An LTIP Unit is a class of partnership interest in the Operating Partnership, which is not economically equivalent in value to a common share, but over time can potentially increase in value to one-for-one parity with common shares by operation of special tax rules. Eligible officers (vice presidents and above) who elected to receive LTIP Units were required to make a capital contribution to the Operating Partnership of $0.50 per LTIP Unit issued in 2009. Once LTIP Units are vested and converted to OP Units, the holder may exchange the OP Units for the Company’s common shares in the same manner as any other limited partner in the Operating Partnership. Unlike restricted shares, which are taxed as ordinary income on the vesting date, the recipient of an LTIP Unit will generally be able to defer tax until the ultimate conversion of the LTIP Unit into a Company common share.

Pricing and Dates of Share Awards and Option Awards

The Company has a detailed procedure for establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Company’s Chief Financial Officer and/or Chief Accounting Officer provide the Compensation Committee with management’s recommendation for the valuation methodology of each option to be used in the Option Award. The Company generally uses the same valuation methodology for the value of each option as it uses to determine the accounting expense for Option Awards in accordance with Statement of Financial Accounting Standards No. 123, Share-Based Payment, as revised (“SFAS 123 (R)”). The Board, after reviewing the Compensation Committee’s recommendation, then approves the grant date (which must be on or after the approval date and typically follows the Company’s release of its fourth quarter earnings), the option valuation methodology, the allocation between Share Awards and Option Awards and the dollar amount of Share Awards and Option Awards for all employees. The Share Award value (for purposes of determining the number of Share Awards granted) and the exercise price of the Option Awards are equal to the price of the Company’s common shares at the close of business on the grant date. Any grant date for out-of-cycle grants (i.e., an initial award to a new hire or an award to an existing employee in the case of a mid-year promotion) to the Company’s executive officers requires the approval of the Compensation Committee. In 2008, there were no out-of-cycle grants to any executive officers. This year, due to the recent volatility in the stock market, the Board delegated authority to set the grant date to the Company’s Chief Executive Officer, within certain parameters: the grant date would be a business day during the period of February 6, 2009 – February 12, 2009 (five business days after the February 5, 2009 fourth quarter earnings call), and the Chief Executive Officer was required to send notice of the selection of the grant date to the Chair of the Compensation Committee within one hour following the close of business on such grant date. Mr. Neithercut sent the requisite notice on February 6, 2009, one business day after the fourth quarter earnings call, consistent with the Company’s past practice.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section  162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above and is satisfied that the analysis fairly and completely represents the philosophy, intent and actions of the committee with regard to executive compensation. Accordingly, we recommended to the Board that the analysis be included in this Proxy Statement.

Compensation Committee:

John W. Alexander, Chair

Boone A. Knox

Sheli Z. Rosenberg

EXECUTIVE COMPENSATION

The following table shows the compensation paid or expensed with respect to our named executive officers during the year shown.

SUMMARY COMPENSATION TABLE

			Share Awards			Non-Equity Incentive
Name and Principal Position	Year	Salary	Restricted Shares (1)	Performance Shares (1)	Option Awards (1)	Plan Compensation (2)	All Other Compensation (3)	Total Compensation (4)
David J. Neithercut	2008	$625,000	$1,607,482	($3,024)	$535,850	$875,000	$10,767	$3,651,075
Chief Executive Officer & President	2007	625,000	1,463,731	249,158	487,935	500,000	17,178	3,343,002
	2006	600,000	1,157,490	373,626	385,843	900,000	16,381	3,433,340

Alan W. George	2008	425,000	758,730	7,232	252,935	435,200	15,756	1,894,853
Executive Vice President & Chief Investment Officer	2007	425,000	718,721	153,583	239,611	350,000	20,044	1,906,959
	2006	350,000	643,100	255,195	214,398	500,000	13,199	1,975,892

Frederick C. Tuomi	2008	425,000	732,345	6,579	244,141	440,725	15,931	1,864,721
Executive Vice President & President-Property Management	2007	425,000	631,228	141,502	210,437	269,332	19,043	1,696,542
	2006	400,000	516,237	234,401	172,095	450,000	12,743	1,785,476

Bruce C. Strohm (5)	2008	350,000	472,486	11,440	157,510	302,400	10,734	1,304,570
Executive Vice President & General Counsel

Mark J. Parrell (6)	2008	325,000	108,078	0	36,030	412,750	13,060	894,918
Executive Vice President & Chief Financial Officer	2007	80,145	15,456	0	5,155	49,315	10,050	160,121

(1)	Represents the compensation expense recognized by the Company in its Financial Statements under SFAS 123(R), with respect to restricted shares, options and performance shares granted in prior years. In general under that rule, an equity award is expensed over the vesting period of the award. For example, the 2008 numbers would typically include one-third of the grant date value of the grant awarded in 2008 and the prior two years. For 2008, the Company has included a negative amount for performance shares for Mr. Neithercut to reflect the reversal of previously recognized compensation costs for performance shares for which the achievement of the threshold performance criteria for the Company was not met. The Company has partially accelerated recognition of compensation expense for the equity awards held by Mr. Tuomi because he will be retirement eligible under the Rule of 70 (hereinafter described) in November 2009. See the Grants of Plan-Based Awards table below for the 2009 grants made for services performed in 2008. Assumptions used in the calculation of all amounts are included in footnotes 2 and 14 of the audited financial statements included in the Company’s Annual Reports on Form 10-K.

(2)	Represents discretionary cash bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2008, 2007 and 2006 consist of cash bonuses paid in February 2009, 2008 and 2007, respectively.

(3)	Represents other benefits provided the named executive officers, including Company matching and profit sharing contributions to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)	The named executives do not have pension benefits and are not entitled to above-market or preferential earnings on nonqualified deferred compensation.

(5)	As Mr. Strohm was not a named executive officer in the compensation tables in the Company’s 2008 Proxy Statement, his compensation for prior years is not included herein.

(6)	The amounts shown for the year 2007 represent the prorated compensation allocable to the three months Mr. Parrell served as the Company’s Chief Financial Officer during 2007. Mr. Parrell was not a named executive officer prior to his appointment as Chief Financial Officer.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of shares/LTIP Units and options granted the named executive officers in the calendar years 2008 and 2009. Pursuant to SEC rules, this table requires the disclosure of such grants made in 2008 for services performed in 2007. Although not required by SEC rules, in order to more fully disclose the compensation for the named executive officers, this table also includes such grants made in February 2009 for services performed in 2008.

Name	Grant Date (1)(2)(3)	Number of Shares/ LTIP Units Granted	Number of Options Granted	Exercise Price Per Option	Closing Price on Grant Date	Grant Date Fair Value of Shares/LTIP Units and Option Awards (1)(2)(3)
David J. Neithercut	1/2/2008	14,612	---	$---	$36.43	$ 532,315
	2/7/2008	39,765	---	---	38.57	1,533,736
	2/7/2008	---	125,309	38.57	38.57	511,261
	2/6/2009	49,848	---	---	23.07	1,149,993
	2/6/2009	---	340,238	23.07	23.07	1,150,004

Alan W.George	1/2/2008	8,349	---	---	36.43	304,154
	2/7/2008	18,959	---	---	38.57	731,249
	2/7/2008	---	59,742	38.57	38.57	243,747
	2/6/2009	21,505	---	---	23.07	496,120
	2/6/2009	---	146,785	23.07	23.07	496,133

Frederick C. Tuomi	1/2/2008	7,827	---	---	36.43	285,138
	2/7/2008	17,897	---	---	38.57	690,287
	2/7/2008	---	56,396	38.57	38.57	230,096
	2/6/2009	21,205	---	---	23.07	489,199
	2/6/2009	---	144,736	23.07	23.07	489,208

Bruce C. Strohm	1/2/2008	6,913	---	---	36.43	251,841
	2/7/2008	12,153	---	---	38.57	468,741
	2/7/2008	---	38,298	38.57	38.57	156,256
	2/6/2009	14,484	---	---	23.07	334,146
	2/6/2009	---	98,863	23.07	23.07	334,157

Mark J. Parrell	2/7/2008	4,861	---	---	38.57	187,489
	2/7/2008	---	15,321	38.57	38.57	62,510
	2/6/2009	14,417	---	---	23.07	332,600
	2/6/2009	---	98,410	23.07	23.07	332,626

(1)	1/2/08 Grant. Reflects the restricted shares issued on January 2, 2008 pursuant to the Company’s 2005 grant of performance shares for the three calendar year valuation period ending December 31, 2007, which resulted in a payout of 165.75% of such grant. The performance share grant was approved by the Board on January 31, 2005. Fifty percent of the awarded shares were issued as restricted shares, vest equally over two years, and are reflected in this table. The remaining fifty percent of the shares vested upon issuance and are reflected in this table.

(2)	2/7/08 Grant. This grant of restricted shares and options for services performed in 2007 was approved by the Board on January 29, 2008. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $4.08 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 20.25%, a risk-free interest rate of 2.67%, and a dividend yield of 4.95%.

(3)	2/6/09 Grant. This grant of restricted shares/LTIP Units and options for services performed in 2008 was approved by the Board on January 26, 2009. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The number of LTIP Units were calculated using the price of the Company’s common shares at the close of business on February 6, 2009. Given certain administrative requirements, including required amendments to the Partnership Agreement of the Operating Partnership, LTIP Units were not granted until March 12, 2009. For accounting purposes, LTIP Units are valued at 95% of the price of the Company’s common shares at the close of business on March 12, 2009. LTIP Units from this grant vest in full on February 6, 2012. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $3.38 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 26.81%, a risk-free interest rate of 1.89%, and a dividend yield of 4.68%.

The following table shows the value realized by the named executive officers upon exercise of options and the vesting of shares during 2008. These option and share awards were granted to the named executives in previous years and were not part of their 2008 compensation package.

OPTION EXERCISES AND SHARES VESTED DURING 2008

	Option Awards		Share Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David J. Neithercut	99,246	$2,492,517	47,078	$1,815,798

Alan W. George	0	0	27,433	1,058,091

Frederick C. Tuomi	20,000	327,722	24,162	931,928

Bruce C. Strohm	30,000	269,100	20,606	794,773

Mark J. Parrell	0	0	1,534	59,166

(1)	Reflects the vesting of restricted shares granted in 2005 for services performed in 2004, as well as the vesting of restricted shares issued under the Company’s 2004 and 2005 performance share grants.

PENSION BENEFITS

The Company does not have a pension plan. Accordingly, there are no pension benefits to disclose for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards				Share Awards (1)
	Number of Unexercised Options		Option Exercise	Option Expiration	Number of Unvested Restricted	Market Value of Unvested Restricted
Name	Exercisable	Unexercisable	Price	Date (2)	Shares	Shares (3)
David J. Neithercut	---	---	---	---	118,280	$3,527,110
	65,282	0	$21.06	1/24/2010
	67,704	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	79,965	0	27.20	1/16/2012
	100,987	0	23.55	2/7/2013
	116,151	0	29.25	1/27/2014
	139,210	0	31.76	2/3/2015
	83,335	41,668	42.80	2/3/2016
	30,286	60,573	53.50	2/8/2017
	0	125,309	38.57	2/7/2018

Total:	747,920	227,550			118,280	3,527,110

Alan W. George	---	---	---	---	57,337	1,709,789
	46,176	0	27.20	1/16/2012
	71,711	0	23.55	2/7/2013
	82,696	0	29.25	1/27/2014
	77,188	0	31.76	2/3/2015
	39,893	19,947	42.80	2/3/2016
	13,979	27,959	53.50	2/8/2017
	0	59,742	38.57	2/7/2018

Total:	331,643	107,648			57,337	1,709,789

Frederick C. Tuomi	---	---	---	---	51,692	1,541,455
	22,536	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	54,687	0	27.20	1/16/2012
	65,268	0	29.25	1/27/2014
	66,290	0	31.76	2/3/2015
	30,612	15,306	42.80	2/3/2016
	13,979	27,959	53.50	2/8/2017
	0	56,396	38.57	2/7/2018

Total:	318,372	99,661			51,692	1,541,455

Bruce C. Strohm	---	---	---	---	36,816	1,097,853
	54,692	0	27.20	1/16/2012
	21,272	0	23.55	2/7/2013
	60,570	0	29.25	1/27/2014
	54,929	0	31.76	2/3/2015
	22,318	11,160	42.80	2/3/2016
	9,318	18,637	53.50	2/8/2017
	0	38,298	38.57	2/7/2018

Total:	223,099	68,095			36,816	1,097,853

Mark J. Parrell	---	---	---	---	7,655	228,272
	2,215	0	29.25	1/27/2014
	4,111	0	31.76	2/3/2015
	2,682	1,341	42.80	2/3/2016
	1,523	3,046	53.50	2/8/2017
	0	15,321	38.57	2/7/2018

Total:	10,531	19,708			7,655	228,272

(1)

The Company currently has no outstanding grants under the Company’s Performance Share Plan. Effective January 1, 2007, the Company discontinued awarding new performance share awards. The performance share grant made in February 2006 was valued as of the December 31, 2008 valuation date with a value of $0. Under these grants, the executive officers had the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance share units awarded them based on a three year valuation period from the date of grant. The number of shares the executive actually received on the third anniversary of the grant date depended on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January of the three-year period and the average percentage increase in funds from operations for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year.

(2)	All options, which are granted ten years prior to the stated expiration date, vest in equal installments over three years.

(3)	The dollar amount shown equals the number of outstanding restricted shares at December 31, 2008 multiplied by $29.82, the fair market value of the common shares at December 31, 2008. Restricted shares vest in full on the third anniversary of the grant date, except for the restricted shares awarded under the Company’s Performance Share Plan at the end of the three-year valuation period, for which fifty percent vest upon issuance and the remaining fifty percent vest equally over two years.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan. As the Company has not made any contributions to the Plan since its inception in 1995 and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested restricted share awards for prior years and the earnings on those amounts. A substantial portion of the balances shown is invested in the Company’s common shares.

Name	Executive Contributions in 2008 (1)	Company Contributions in 2008	Earnings/ (Losses) in 2008	Withdrawals/ Distributions in 2008	Balance at December 31, 2008
David J. Neithercut	$0	$0	($2,427,755)	$0	$7,537,810
Alan W. George	0	0	(2,861,658)	0	7,095,130
Frederick C. Tuomi	0	0	(1,101,134)	0	5,229,540
Bruce C. Strohm	75,558	0	(1,828,408)	0	6,944,613
Mark J. Parrell	115,416	0	(93,253)	0	463,366

(1)	Portions of the amounts in this column are also included in the compensation reported in the Summary Compensation Table.

The Plan allows all Company employees with an annual salary of $110,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and restricted shares upon vesting. Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in Company common shares or in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table discloses the potential payments that would be provided each named executive officer under the Company’s compensation and benefit plans and arrangements in the event of a termination of employment or Change in Control (as defined below) of the Company on December 31, 2008. As Mr. Parrell currently has a Change in Control Agreement (entered into in March 2009), the Company is showing the amounts due Mr. Parrell in the event of a Change in Control of the Company even though as of December 31, 2008, he was not entitled to any such payments.

Event	David J. Neithercut	Alan W. George	Frederick C. Tuomi	Bruce C. Strohm	Mark J. Parrell

Change in Control without termination:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$3,527,110	$1,709,789	$1,541,455	$1,097,853	$228,272
• Health Care Benefits	—	—	—	—	—
• Excise Tax Gross-Up (2)	—	—	—	—	—

Total:	$3,527,110	$1,709,789	$1,541,455	$1,097,853	$228,272

Change in Control with termination without Cause:
• Cash Severance (3)	$2,999,999	$1,856,250	$1,795,747	$1,406,250	$1,017,996
• Accrued Bonus and LTC (4)	3,281,250	1,275,000	1,275,000	1,050,000	975,000
• Unvested Equity Awards (1)	3,527,110	1,709,789	1,541,455	1,097,853	228,272
• Health Care Benefits	29,780	38,915	31,195	40,329	38,461
• Excise Tax Gross-Up (2)	—	—	—	—	858,411

Total:	$9,838,139	$4,879,954	$4,643,347	$3,594,432	$3,118,140

Termination by Company for
Cause; Resignation by Employee without Good Reason prior to retirement:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards	—	—	—	—	—
• Health Care Benefits	—	—	—	—	—

Total:	$0	$0	$0	$0	$0

Termination due to Death or Disability:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$3,527,110	$1,709,789	$1,541,455	$1,097,853	$228,272
• Health Care Benefits	—	—	—	—	—

Total:	$3,527,110	$1,709,789	$1,541,455	$1,097,853	$228,272

(1)	Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company, or upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares. The dollar amount shown equals: (i) the number of outstanding unvested restricted shares at December 31, 2008 multiplied by $29.82, the fair market value of the common shares as of that date; and (ii) $0, representing the in-the-money value of unvested share options at December 31, 2008 (the $29.82 fair market value price of a common share less the option exercise price of in-the-money options).

(2)

Upon a change in control of the Company, the executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code to the extent that the present value of certain change in control payments received by the executive pursuant to the change in control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described below for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. No such excise taxes are due in the event of the termination of an executive’s employment for reasons other than a change in control of the Company.

(3)	The cash severance due each named executive is 2.25 times the multiple of base salary and average bonus paid in the last three calendar years.

(4)	Represents the target cash bonus and the target long-term incentive compensation grant of restricted shares and options for the year of termination.

Amounts Not Shown in Table

The amounts shown in the table do not include the following:

•	Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and

•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that become effective upon a “Change in Control.” A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In 1999, an independent consultant gave a presentation to the Board recommending that the Company adopt change-in-control agreements to ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. The consultant indicated that its recommendations were consistent with competitive practice in the general industry. The Board approved the consultant’s recommendations and thereafter entered into change-in-control agreements with each of its top executive officers (except Mr. Parrell who was not an executive officer at that time) which entitled them to severance payments in the event of their termination following a Change in Control. In 2001, in connection with the announced future retirement of the Company’s then Chief Executive Officer, the Board approved amending these change-in-control agreements to also provide for the payment of benefits in the event such executives were terminated within three (3) years following the appointment of a new Chief Executive Officer. The Board did this to ensure a smooth transition of the senior management team to the new Chief Executive Officer. In March 2009, all the executives voluntarily eliminated the additional benefits provided by the 2001 amendments. The Company entered into a Change in Control Agreement with Mr. Parrell on March 13, 2009.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination, and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three calendar years. In addition, all options and restricted shares would immediately vest. The executive is also entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he or she would have been in if the excise tax did not apply to such amounts.

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as the termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency, or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

Retirement/Rule of 70

The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) on or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. The following named executive officers of the Company will become eligible for retirement under the Rule of 70 in the next 3 years: Mr. Tuomi - 2009; Mr. Strohm - 2010; and Mr. Neithercut - 2011.

For employees hired prior to January 1, 2009, who retire at or after age 62, such employee’s unvested restricted shares and share options would immediately vest, and share options would continue to be exercisable for the balance of the ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement, such employee’s unvested restricted shares and share options would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change In Control of the Company or the employee’s death or disability), and options would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested restricted shares and unvested and vested share options at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Split Dollar Life Insurance Agreements

Each of the named executive officers, other than Mr. Parrell, entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. The Company has not paid any insurance premiums relating to these policies in the past five years. Upon the executive’s termination of employment before retirement, the executive must borrow against the policy or partially surrender the policy in an amount to repay the insurance premiums to the Company. In the event of the death of an insured before retirement, the Company will be paid insurance proceeds equal to the cumulative insurance premiums paid on the policy by the Company, plus 10% interest per annum for up to ten years, with excess insurance proceeds being paid to the insured’s beneficiary. Upon the executive’s retirement after meeting the requirement of the Rule of 70, the executive will be fully vested in the policy and the Company will release its collateral assignment of the split dollar life insurance policies referenced therein, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

Retirement Benefits Agreements

The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table (excluding Mr. Parrell). These agreements provide that, if either the named executive retires from the Company after reaching age 62 or meeting the requirements of the Rule of 70, or is terminated as a result of a Change in Control after reaching age 62 or meeting the requirements of the Rule of 70, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as for any other active employee.

TRUSTEE COMPENSATION

The following table shows the compensation paid or expensed with respect to our non-employee trustees for their service on the Board during 2008.

Name	Annual Cash Fee (1)	Annual Committee Fees (1)	Restricted Share Awards (2)(3)	Option Awards (2)(3)	Total (4)
Samuel Zell,	$0	$0	$2,274,968	$758,363	$3,033,331
Chairman (5)
Gerald A. Spector	50,000	0	18,745	12,509	81,254
Vice Chairman (2)
Sheli Z. Rosenberg,	70,000	8,000	56,234	18,765	152,999
Lead Trustee (1)
John W. Alexander	50,000	18,500	56,234	18,765	143,499
Charles L. Atwood	50,000	23,500	56,234	18,765	148,499
Stephen O. Evans	50,000	23,000	56,234	18,765	147,999
Boone A. Knox	50,000	9,500	103,096	25,020	187,616
John E. Neal	50,000	6,000	54,320	18,765	129,085
Desiree G. Rogers	50,000	8,000	56,234	18,765	132,999
B. Joseph White	50,000	10,000	56,234	18,765	134,999

Total:	$470,000	$106,500	$2,788,533	$927,247	$4,292,280

(1)

Our non-employee trustees (other than our Chairman, Mr. Zell), receive an annual cash retainer of $50,000 and an annual retainer of $75,000 of options and restricted shares, as further described in footnote 3 below. Mr. Zell received a grant of $2,560,000 of options and restricted shares for his services as the Company’s Chairman of the Board during 2008, as further described in footnote 3 below. Our employee trustee, Mr.

Neithercut received no additional compensation for his service as a Trustee during 2008. Ms. Rosenberg received an additional cash fee of $20,000 for serving as the Company’s Lead Trustee in 2008. Trustees who served on the Audit Committee received an additional $6,000 in cash per year for their service. Trustees who served on the Compensation, Corporate Governance or Executive Committee received an additional $4,000 in cash per year for each committee on which they served. The chair of the Audit Committee received an additional $17,500 in cash per year and the chairs of the Compensation and Corporate Governance Committees each received an additional $10,500 in cash per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee. Mr. Zell and Mr. Neithercut do not receive a fee for their service on the Pricing Committee.

(2)	Represents the compensation expense recognized by the Company in its Financial Statements, under SFAS 123(R), with respect to restricted shares and options for services performed as a Trustee granted in prior years. In general under that rule, an equity award is expensed over the vesting period of the award. Thus, these amounts typically include one-third of the grant date value of each of the 2006, 2007 and 2008 grants. Assumptions used in the calculation of these amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2009.

The compensation expense amounts shown for Mr. Spector relate to the award of grants for his services as Vice Chairman of the Board during 2008. The Company also recognized the following compensation expense amounts with respect to restricted shares, performance shares and options for Mr. Spector’s service as Chief Operating Officer of the Company granted in prior years:

Restricted Shares	Performance Shares	Option Awards
$3,028,704	$32,393	$1,009,625

In connection with his retirement from the Company in December 2007, Mr. Spector is also entitled to the payments under his Deferred Compensation Agreement described below. The Company also provides Mr. Spector with administrative assistance for personal matters.

The Company has accelerated recognition of compensation expense for the equity awards held by Mr. Knox because at age 72 he is retirement eligible.

(3)	Each non-employee trustee (with the exception of Mr. Zell) received an annual long-term incentive grant of $75,000 on February 6, 2009, which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, each non-employee trustee received 1,625 restricted shares valued at $37,489 ($23.07 per share) and 11,098 share options valued at $37,511 ($3.38 per option). Mr. Zell received an annual long-term incentive grant on February 10, 2009 of $2,560,000 of options and restricted shares for his services performed in 2008 as Chairman of the Board. Accordingly, Mr. Zell received 55,483 restricted shares valued at $1,279,993 ($23.07 per share) and 378,700 share options valued at $1,280,006 ($3.38 per option). The number of restricted shares and options Mr. Zell received were determined consistent with all other trustees and employees using a February 6, 2009 share price and option valuation. Due to the timing of approval of Mr. Zell’s grant by the Board, compensation expense will be determined using the closing market price and an option valuation on the date of grant, February 10, 2009. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses. Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The restricted shares, including those granted to Mr. Zell, were granted at a share price equal to the closing price of the common shares on February 6th and vest in full on the third anniversary of the grant. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The options, including those options granted to Mr. Zell, were granted at an exercise price equal to the closing price of the common shares on February 6th and vest in equal installments over a three-year period. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the balance of the ten-year option period. In connection with Ms. Rogers’ resignation from the Board in January 2009, the Board authorized the vesting of her unvested options and restricted shares.

(4)	The Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited into the Company’s deferred compensation plan on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the deferred compensation plan, subject to a one-year hold requirement, and is allowed to begin withdrawals over a one-to-ten-year period following termination of his or her trusteeship. The trustees may also elect to defer receipt of their restricted shares to the deferred compensation plan prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

(5)	The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2008, is $3,844,713. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.

The following table shows the aggregate number of outstanding restricted shares and options of each non-employee trustee at December 31, 2008.

Name	Restricted Shares	Unvested Options	Vested Options
Samuel Zell	153,067	310,031	2,107,285
Sheli Z. Rosenberg	3,823	4,065	59,173
Gerald A. Spector	1,458	3,066	1,157,206
John W. Alexander	3,823	4,065	56,011
Charles L. Atwood	3,823	4,065	23,679
Stephen O. Evans	3,823	4,065	8,077
Boone A. Knox	3,823	4,065	29,173
John E. Neal	3,623	4,065	7,524
Desiree G. Rogers	3,823	4,065	12,720
B. Joseph White	3,823	4,065	39,173

Total:	184,909	345,617	3,500,021

Deferred Compensation Agreement with Mr. Spector

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of these payments as of December 31, 2008 is $4,046,234.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2008, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2008, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the discussions referred to above, the members of the Audit Committee as of March 1, 2009 recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Audit Committee:

Charles L. Atwood, Chair

Stephen O. Evans

John E. Neal

B. Joseph White

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Ethics and Business Conduct (the “Code”) provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Such a conflict can arise when (i) an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, or (ii) an employee or member of his or her family receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. For purposes of the Code, the “interests” of each employee include any interests of his or her “immediate family,” defined as spouse, same-sex domestic partner, children, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board of Trustees or the Audit Committee, and any such waiver will be disclosed as required by law or regulation and the rules of the New York Stock Exchange. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. No executive officers are indebted to the Company under any Company loans. The following are the Company’s related party transactions:

•

The Company’s management company managed a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third party transaction pursuant to a contract that was terminated on December 28, 2008. The property management fees received from such affiliate were $267,741 for 2008.

•

The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms equivalent to a third party transaction pursuant to a lease that expires on July 31, 2011. Amounts incurred for such office space and related office facility services in 2008 were $2,924,484.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Yasmina Duwe
Senior Vice President, Associate General Counsel and Secretary

Chicago, Illinois

April 16, 2009

TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

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EQUITY RESIDENTIAL		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends a vote “FOR” Proposals 1 and 2:

1. Election of Trustees		☐	☐	☐
Nominees:

01) John W. Alexander	06) Sheli Z. Rosenberg
02) Charles L. Atwood	07) Gerald A. Spector
03) Boone A. Knox	08) B. Joseph White
04) John E. Neal	09) Samuel Zell
05) David J. Neithercut

	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2009.	☐	☐	☐

The Board ot Trustees recommends a vote “AGAINST” Proposal 3:

3. Shareholder proposal relating to a change in the voting standard for trustee elections.	☐	☐	☐

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐	Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy.	☐	☐
	Yes	No		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M13770-P75291

EQUITY RESIDENTIAL

Annual Meeting of Shareholders – June 11, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and YASMINA DUWE, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 11, 2009, at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” Proposals 1 and 2, and “AGAINST” Proposal 3, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

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Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)